Exhibit 99.1
UPC Holding B.V.
UPC Holding B.V. Provides Selected Financial Information for
the Period Ending September 30, 2006
Amsterdam, the Netherlands — November 9, 2006: UPC Holding B.V. (“UPC Holding”) is providing today selected, preliminary financial information for the three and nine months ended September 30, 2006. UPC Holding is a subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, the full financial statements with the accompanying notes are expected to be posted prior to the end of November.
Highlights for the period compared to UPC Holding’s results for the same period last year, except where specifically noted, include1:
•	An organic[2] increase of approximately 136,000 RGUs[3] in the third quarter of 2006

•	Revenue growth of 20% to €508 million

•	Operating cash flow (OCF)[4] growth of 27% to €205 million

•	Operating income increase of 219% to €42 million
Operating Results
We had 9.8 million total RGUs from continuing operations as of September 30, 2006, including an increase of over 143,000 from June 30, 2006. Total organic RGUs additions were approximately 136,000 from June 30, 2006, which represent an approximate 16% increase over the prior year period’s organic additions. The subscriber additions were primarily driven by our expanded footprint and continued strength in our Internet and telephony products.
In terms of organic RGU additions by product, during the third quarter 2006 we added approximately 103,000 broadband Internet subscribers and 53,000 telephone subscribers, while incurring a decrease of 20,000 video subscribers. Our organic net subscriber additions for broadband Internet and telephony increased by 23% and 46%, respectively, from the same period last year. The strong results in organic broadband Internet subscriber additions were principally driven by the continued growth in Western as well as Central and Eastern Europe over the same period last year. Organic telephony subscriber additions continued to benefit from the growth of VoIP in markets such as Poland, Romania, and the Czech Republic. In the third quarter, we continued to add telephone homes serviceable to our footprint, adding approximately 563,000 homes and bringing our total telephone serviceable homes to 7.2 million at September 30, 2006. At quarter end, we had total telephony subscriber penetration of approximately 11% and total broadband Internet subscriber penetration of approximately 20%. Notably, with Central

[1]	Results from UPC Norway, UPC Sweden and UPC France are treated as discontinued operations in the historical financial figures. As a result, their revenue and operating cash flow for all historical periods are retroactively removed from such figures. Additionally, we are reporting subscriber metrics excluding the impact of discontinued operations.

[2]	Organic figures exclude RGUs at the date of acquisition but include the impact of changes in RGUs from the date of acquisition.

[3]	Please see footnote 4 on page 11 for the definition of Revenue Generating Units.

[4]	Please see page 7 for an explanation of operating cash flow and a reconciliation to operating income.

and Eastern European telephony and broadband Internet subscriber penetrations of only 6% and 15%, respectively, we believe this region continues to represent considerable potential for growth.
In terms of video, we added approximately 106,000 digital and DTH video organic subscribers (including conversions from analog) in the quarter, driven principally by the Netherlands, Ireland, and Romania. In terms of total video subscribers, we continued to experience an overall loss in subscribers as a result of anticipated competitive developments.
As a result of our “digital for all” (D4A)5 initiative in the Netherlands, we added nearly 78,000 digital subscribers in Q3’06 to end the quarter at approximately 423,000. This is a decrease from our digital subscriber additions of 137,000 in Q2’06, which reflects a strategic shift to focus more on “pull” customers that call us for the product. Later this month, we plan to launch a personal video recorder (PVR) product, and early next year, we expect to launch video-on-demand services (VOD) and high definition TV (HDTV). As we enter a new phase of digital growth in 2007, we expect to more selectively distribute the service to our customer base. This will lessen the capital and operational intensity of the D4A project, and as a result, we should see positive OCF growth coming from the Netherlands next year as compared to 2006.
Customer relationships totaled approximately 7.8 million as of September 30, 2006. Of our total customer relationships, approximately 19% subscribed to either two or more products versus approximately 17% for the comparable period last year.
Financial Results
Total consolidated revenue for the three months ended September 30, 2006 increased to €508 million, a 20% increase as compared to the same period last year. The increase in revenue was partially due to acquisitions in Austria and Romania as well as the continued growth in our Central and Eastern European businesses. Revenue growth was approximately 11%, as rebased6 for acquisitions and foreign currency effects (rebased).
Operating cash flow for the three months ended September 30, 2006 increased to €205 million, a 27% increase as compared to the same period last year. The increase was principally driven by the impact of acquisitions, the continued growth in our Central and Eastern European businesses, as well as lower costs from central and corporate operations; which were positively impacted by recharges of operating charges to Cablecom for corporate functions and support costs incurred by UPC Holding on behalf of Cablecom. Our total rebased OCF growth for the period was approximately 19%, with Central and Eastern Europe, growing approximately 24% on a rebased basis.
In the Netherlands, we continue to experience additional costs related to our D4A project, but we expect that we will experience accompanying reductions in certain operating, marketing and other costs as we more selectively target the roll-out to our analog video customer base.

[5]	In our D4A project, we provide a digital interactive television box and digital service at the analog rate for six months to analog subscribers who accept the box and agree to accept the service. Upon acceptance of the box, the subscriber is counted as a digital cable subscriber rather than an analog cable subscriber. After the six month promotional period, the subscriber will have the option to discontinue the digital service or pay an additional amount, on top of the analog rate, to receive the digital service. An estimated 10% to 15% of the Netherlands digital cable subscribers at September 30, 2006 have accepted but not installed their digital converter boxes.

[6]	For the purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective periods in 2006, we have adjusted our historical 2005 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2005 and 2006 in the respective 2005 rebased amounts to the same extent that the revenue and OCF of such entities are included in the respective 2006 results and (ii) reflect the translation of our 2005 rebased amounts at the applicable average exchange rates that were used to translate our 2006 results. Please see page 9 for supplemental information.

Total OCF margin7 was approximately 40% for the three month periods ended September 30, 2006, which represents a 200 basis point improvement to our OCF margin from the same period last year. As compared to the same period last year, the margin increase results from a margin increase in the Central and Eastern European operations and from lower central and corporate costs as a percentage of revenue (due in part to the Cablecom recharges mentioned above), partially offset by a decline in the margin of our Western European operations.
About UPC Holding B.V.
UPC Holding owns businesses that provide video, high-speed Internet access and telephone services through broadband networks in 10 European countries. At September 30, 2006, UPC Holding’s networks passed approximately 11.0 million homes and served approximately 9.8 million revenue generating units (as customarily defined by Liberty Global), including approximately 7.5 million video subscribers, 1.6 million broadband Internet subscribers and 0.8 million telephone subscribers.
On July 29, 2005, UPC Holding issued €500 million of 7 3/4% Senior Notes due 2014 and on October 10, 2005, UPC Holding issued a further €300 million of 8 5/8% Senior Notes due 2014. UPC Holding is required under the terms of the indentures for the foregoing Senior Notes to provide certain financial information regarding UPC Holding B.V. to bondholders on a quarterly basis. UPC Broadband Holding B.V., a wholly owned subsidiary of UPC Holding, is the borrower and UPC Holding is the guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding bank facility”) which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its third quarter results. The financial information contained herein is preliminary and subject to possible change. UPC Holding presently expects to issue its financial statements prior to the end of November, at which time they will be posted in the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the Senior Notes.
Disclaimer
This press release contains forward-looking statements, including our insights and expectations regarding competition in our markets, our growth potential, our expectations with respect to our digital migration project, including our expectation for positive operating cash flow in 2007 in the Netherlands, the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include required governmental approval for the acquisition of Karneval, the continued use by subscribers and potential subscribers of UPC Holding’s services, continued growth in services for digital television, changes in technology, regulation and competition, our ability to achieve expected operational efficiencies and economies of scale, the long-term success of our digital migration project, our ability to generate expected revenue and operating cash flow and achieve assumed margins including, to the extent annualized figures imply forward-looking projections, continued performance comparable with the period annualized, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. UPC Holding expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in UPC Holding’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

[7]	OCF margin is calculated by dividing the OCF for the applicable period by total revenue.

For more information, please contact:

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 9738	+31 20 778 9447

Selected Financial Data
The following table provides selected, preliminary Revenue and Operating Cash Flow data for the three and nine months ended September 30, 2006 and 2005 for each reportable segment of UPC Holding. The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s third quarter financial statements. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency effects (FX), and (iv) the percentage change from period to period, after adjusting the three and nine month 2005 periods to reflect acquisitions to the extent that they are included in the three and nine month 2006 results and adjusting the three and nine month 2005 results to the applicable three and nine month 2006 exchange rates (see supplemental information on page 9). The comparison that excludes FX assumes that exchange rates remained constant during the periods that are included in each table. Other Western Europe includes our operating segments in Ireland and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia.
During the second quarter of 2006, we changed our reporting such that we no longer allocate the central and corporate costs of the UPC Broadband Division to its individual operating segments within UPC Holding. Instead, we present these costs as a separate category. The UPC Broadband Division’s central and corporate costs include billing, programming, network operations, technology, marketing, facilities, finance, legal and other administrative costs.
The results for the three and nine months ended September 30, 2006, as well as the comparable historical periods, include Priority Telecom Netherlands B.V. and Priority Telecom GmbH as components of our reportable segments in the Netherlands and Austria. Prior to July 1, 2006, these competitive local exchange carrier (CLEC) operations were owned and managed by a Liberty Global subsidiary which was outside of UPC Holding.
Segment information for all periods presented has been restated to reflect the above-described changes and to present UPC Norway, UPC Sweden and UPC France as discontinued operations. Previously, UPC Norway and UPC Sweden were included in our Other Western Europe reportable segment and UPC France was presented as a separate reportable segment. Accordingly, we present only the reportable segments of our continuing operations in the following tables.
Revenue

					Increase
	Three months ended		Increase		(decrease)
	September 30,		(decrease)		excluding FX	Rebased
	2006	2005	€	%	%	%
	amounts in millions, except % amounts

The Netherlands	€186.8	€173.8	€13.0	7.5	7.5	—
Austria	85.6	65.8	19.8	30.1	30.1	—
Other Western Europe	60.8	56.2	4.6	8.2	8.2	—

Total Western Europe	€333.2	€295.8	€37.4	12.6	12.6	7.2

Hungary	57.8	57.7	0.1	0.2	12.3	—
Other Central and Eastern Europe	110.8	68.9	41.9	60.8	58.4	—

Total Central and Eastern Europe	€168.6	€126.6	€42.0	33.2	37.4	15.0

Central and corporate operations	6.3	0.6	5.7	950.0	950.0	—

Total UPC Holding	€508.1	€423.0	€85.1	20.1	21.4	10.9

					Increase
	Nine months ended		Increase		(decrease)
	September 30,		(decrease)		excluding FX	Rebased
	2006	2005	€	%	%	%
	amounts in millions, except % amounts

The Netherlands	€544.1	€512.7	€31.4	6.1	6.1	—
Austria	245.3	198.2	47.1	23.8	23.8	—
Other Western Europe	180.5	126.5	54.0	42.7	42.7	—

Total Western Europe	€969.9	€837.4	€132.5	15.8	15.8	6.1

Hungary	180.5	169.0	11.5	6.8	14.5	—
Other Central and Eastern Europe	327.6	199.9	127.7	63.9	58.8	—

Total Central and Eastern Europe	€508.1	€368.9	€139.2	37.7	38.5	16.4

Central and corporate operations	8.4	1.7	6.7	394.1	394.1	—

Total UPC Holding	€1,486.4	€1,208.0	€278.4	23.0	23.3	9.9

Operating Cash Flow

					Increase
	Three months ended		Increase		(decrease)
	September 30,		(decrease)		excluding FX	Rebased
	2006	2005	€	%	%	%
	amounts in millions, except % amounts

The Netherlands	€92.7	€91.1	€1.6	1.8	1.8	—
Austria	41.0	35.0	6.0	17.1	17.1	—
Other Western Europe	19.0	19.7	(0.7)	(3.6)	(3.6)	—

Total Western Europe	€152.7	€145.8	€6.9	4.7	4.7	2.8

Hungary	26.5	25.4	1.1	4.3	17.3	—

Other Central and Eastern Europe	52.8	30.2	22.6	74.8	72.5	—

Total Central and Eastern Europe	€79.3	€55.6	€23.7	42.6	47.3	24.0

Central and corporate operations	(27.0)	(39.6)	12.6	31.8	31.8	—

Total UPC Holding	€205.0	€161.8	€43.2	26.7	28.3	18.6

					Increase
	Nine months ended		Increase		(decrease)
	September 30,		(decrease)		excluding FX	Rebased
	2006	2005	€	%	%	%
	amounts in millions, except % amounts

The Netherlands	€263.0	€270.1	€(7.1)	(2.6)	(2.6)	—
Austria	117.6	101.0	16.6	16.4	16.4	—
Other Western Europe	60.1	45.5	14.6	32.1	32.1	—

Total Western Europe	€440.7	€416.6	€24.1	5.8	5.8	1.2

Hungary	84.6	74.1	10.5	14.2	22.4	—
Other Central and Eastern Europe	155.6	91.0	64.6	71.0	65.3	—

Total Central and Eastern Europe	€240.2	€165.1	€75.1	45.5	46.0	23.2

Central and corporate operations	(99.8)	(109.7)	9.9	9.0	9.0	—

Total UPC Holding	€581.1	€472.0	€109.1	23.1	23.3	11.6

Operating Cash Flow Definition and Reconciliation
Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by UPC Holding’s chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As UPC Holding uses the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, related party management credits or fees, and impairment, restructuring and other operating credits or charges). UPC Holding believes operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. A reconciliation of UPC Holding’s total segment operating cash flow to UPC Holding’s operating income is presented below for the three and nine months ended September 30, 2006 and 2005. Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income.

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
	amounts in millions
Total segment operating cash flow	€205.0	€161.8	€581.1	€472.0
Stock-based compensation expense	(5.0)	(13.6)	(13.7)	(24.0)
Depreciation and amortization	(159.8)	(134.8)	(473.6)	(359.4)
Related party management credits (fees)	4.1	—	5.2	(4.4)
Impairment, restructuring and other operating credits (charges)	(1.9)	(0.1)	(4.0)	6.0

Operating income	€42.4	€13.3	€95.0	€90.2

Summary of Third Party Debt and Cash and Cash Equivalents
The following table details UPC Holding’s consolidated third party debt and cash and cash equivalents as of September 30, 2006 and June 30, 2006:

	As of	As of
	September 30,	June 30,
	2006	2006
	amounts in millions
UPC Broadband Holding Bank Facility	€3,094.1	€3,213.4
UPC Holding 7 3/4% Senior Notes due 2014	500.0	500.0
UPC Holding 8 5/8% Senior Notes due 2014	300.0	300.0
Other debt, including capital lease obligations	3.1	3.5

Total third party debt	€3,897.2	€4,016.9

Cash and cash equivalents[8]	€59.6	€159.2

[8]	Cash and cash equivalents as of September 30, 2006 excludes €185 million held in a restricted account reserved for the prepayment of amounts outstanding under the UPC Broadband Holding Bank Facility in relation to our sale of UPC France.

As of September 30, 2006, total third party debt, including other debt and capital lease obligations was €3,897 million, while cash and cash equivalents was €60 million. UPC Broadband Holding Bank Facility includes borrowings under facility J and K term loans as well as any drawn amounts from the €1.3 billion in redrawable term loan facilities I and L. In addition to our cash balances at September 30, 2006, we had approximately €1.3 billion of undrawn commitments of which we estimate we had approximately €71 million of availability, subject to completion of third quarter bank reporting requirements. The reduction in total third party debt from the previous period is primarily due to the application of a portion of the net proceeds from the sale of UPC France as mentioned below as well as foreign currency fluctuations.
On July 3, 2006, UPC Broadband Holding completed a new €830 million multicurrency repayable and redrawable term loan facility (Facility L), which replaces the €500 million multicurrency revolving credit facility (Facility A) due 2008. Borrowings under Facility L bear interest at the applicable reference rate plus 225 basis points and mature in full in July 2012.
Also, on July 19, 2006, we closed the sale of UPC France. As per the terms of the UPC Broadband Holding Bank Facility, we are required to use €290 million of the cash proceeds for prepayment purposes. We initially placed cash proceeds equal to the €290 million in a restricted account that is reserved for the prepayment of the facility. In September 2006, we used €105 million from this amount and €25 million of available cash to repay amounts outstanding under Facility I of the UPC Broadband Holding Bank Facility. We are currently seeking a waiver that would eliminate the requirement to use the remaining €185 million held in the restricted account to repay outstanding amounts under the UPC Broadband Holding Bank Facility.
Also in the quarter, a subsidiary of Liberty Global entered into an arrangement to purchase Karneval s.r.o. and Forecable s.r.o. (“Karneval”), the second largest cable provider in the Czech Republic. If regulatory approval is obtained and the acquisition closes, Liberty Global intends to transfer Karneval into the UPC Broadband Holding Bank Facility.
Subsequent to quarter end, Cablecom Luxembourg S.C.A (Cablecom) placed €300 million principal amount of 8% senior notes due 2016. The net proceeds from the offering of the notes, together with available cash, were deposited into an escrow account to discharge and defease all of Cablecom’s outstanding 9.375% senior notes due 2014. The indenture governing the new notes provides that, on or after April 15, 2007, at the sole option of Cablecom and UPC Holding, under certain circumstances, the new notes could become the obligations of UPC Holding at which time the terms (other than interest, maturity and redemption provisions) of the new notes, including the covenants, will be modified to become substantially identical to the terms of UPC Holding’s existing senior notes. More generally, the capital structure at Cablecom has been designed to allow it to be folded into UPC Holding. In addition to the new notes, the Cablecom bank facility has features that provide for the flexibility to ultimately bring it into the UPC Broadband Holding credit.
Covenant Calculations
Based on the results for September 30, 2006 and subject to the completion of third quarter bank reporting requirements, the ratio of Senior Debt to Annualised EBITDA (last two quarters annualized) for UPC Holding, as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.91x9. The ratio of Total Debt to Annualised EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.93x9.

[9]	Debt in the covenant calculations utilize debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Capital Expenditure Summary
UPC Holding’s capital expenditures were approximately €113 million and €97 million for the three months ended September 30, 2006 and 2005, respectively. For the nine months ended September 30, capital expenditures were €348 million in 2006 and €282 million in 2005.

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
	amounts in millions

The Netherlands	€28.3	€31.7	€109.2	€97.8
Austria	8.9	10.2	27.7	29.5
Other Western Europe	17.1	7.6	46.4	22.9

Total Western Europe	€54.3	€49.5	€183.3	€150.2

Hungary	13.1	15.0	37.3	38.3
Other Central and Eastern Europe	31.7	17.2	81.5	43.9

Total Central and Eastern Europe	€44.8	€32.2	€118.8	€82.2

Corporate and other	13.5	14.9	45.4	49.8

Total UPC Holding	€112.6	€96.6	€347.5	€282.2

Explanation of Calculation of Rebased 2005 Amounts:
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the first nine months of 2006, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2005 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2005 and 2006 in our rebased amounts for the three and nine months ended September 30, 2005 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2006 and (ii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2005 at the applicable average exchange rates that were used to translate our results for the three and nine months ended September 30, 2006. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three and nine months ended September 30, 2005 include, as applicable, NTL Ireland, Astral, certain Canal+ subscribers purchased by the Netherlands, Telemach, INODE, and two smaller acquisitions in Europe. We have reflected the revenue and OCF of these acquired entities in our 2005 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. GAAP and local GAAP, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other appropriate items. As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2006 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2005 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2005 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2006 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2005. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or item 10 of Regulation S-K.

Operating Data Table

	UPC Holding B.V. Consolidated Operating Data - September 30, 2006
		Two-way			Video					Internet		Telephone
	Homes	Homes	Customer	Total	Analog Cable	Digital Cable	DTH	MMDS	Total	Homes		Homes
	Passed (1)	Passed (2)	Relationships (3)	RGUs (4)	Subscribers (5)	Subscribers (6)	Subscribers (7)	Subscribers (8)	Video	Serviceable (9)	Subscribers (10)	Serviceable (11)	Subscribers (12)
Europe
The Netherlands	2,667,500	2,584,700	2,191,100	3,093,900	1,764,000	423,100	—	—	2,187,100	2,584,700	543,700	2,470,700	363,100
Austria	965,500	962,200	673,200	1,039,100	447,000	46,900	—	—	493,900	962,200	376,400	928,300	168,800
Ireland	853,800	282,400	595,100	640,700	284,200	190,900	—	117,100	592,200	282,400	48,200	24,200	300
Belgium	186,800	186,800	146,500	172,400	126,800	5,000	—	—	131,800	186,800	40,600	—	—

Total Western Europe	4,673,600	4,016,100	3,605,900	4,946,100	2,622,000	665,900	—	117,100	3,405,000	4,016,100	1,008,900	3,423,200	532,200

Hungary	1,109,800	1,012,800	1,016,600	1,221,900	733,200	—	173,500	—	906,700	1,012,800	184,900	995,800	130,300
Poland	1,924,400	1,177,200	1,024,100	1,203,300	993,500	—	—	—	993,500	1,177,200	169,100	1,145,600	40,700
Czech Republic	757,600	486,400	447,100	526,100	297,600	—	119,400	—	417,000	486,400	99,700	483,800	9,400
Romania	1,918,100	1,158,000	1,334,300	1,484,000	1,305,700	4,600	23,800	—	1,334,100	1,032,700	98,100	1,000,800	51,800
Slovak Republic	435,500	254,000	299,300	324,700	257,700	—	16,900	21,800	296,400	237,100	28,300	164,900	—
Slovenia	132,100	86,500	113,200	134,900	113,200	—	—	—	113,200	86,500	21,700	—	—

Total Central and Eastern Europe	6,277,500	4,174,900	4,234,600	4,894,900	3,700,900	4,600	333,600	21,800	4,060,900	4,032,700	601,800	3,790,900	232,200

Total UPC Holding B.V.	10,951,100	8,191,000	7,840,500	9,841,000	6,322,900	670,500	333,600	138,900	7,465,900	8,048,800	1,610,700	7,214,100	764,400

Footnotes to Operating Data Table:

(1)	Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one home passed is equal to one MMDS subscriber. Due to the fact that we do not own the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for INODE.

(2)	Two-way Homes Passed are homes where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services. Due to the fact that we do not own the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for INODE.

(3)	Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. We exclude mobile customers from customer relationships.

(4)	Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and high-speed broadband Internet access service, the customer would constitute three RGUs. Total RGUs is the sum of Analog, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.

(5)	Analog Cable Subscriber is comprised of video cable customers that are counted on a per connection or equivalent billing unit (EBU) basis. In Europe, we have approximately 0.65 million “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)	Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A digital subscriber is not counted as an analog subscriber. As we migrate customers from analog to digital video services, we report a decrease in our analog subscribers equal to the increase in our digital subscribers. In the Netherlands, where our mass digital migration project is underway, a subscriber is moved from the analog subscriber count to the digital subscriber count when such subscriber accepts delivery of our digital converter box and agrees to accept digital video service regardless of when the subscriber begins to receive our digital video service. The digital video service and the digital converter box are provided at the analog rate for six months after which the subscriber has the option to discontinue the digital service or pay an additional amount to continue to receive the digital service. An estimated 10% to 15% of the Netherlands digital cable subscribers at September 30, 2006 have accepted but not installed their digital converter boxes.

(7)	DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(8)	MMDS Subscriber is a home or commercial unit that receives our video programming via a multipoint microwave (wireless) distribution system.

(9)	Internet Homes Serviceable are homes that can be connected to our broadband networks, where customers can request and receive Internet access services. With respect to INODE, we do not report Internet homes serviceable as INODE’s service is not delivered over our network but instead is delivered over an unbundled loop, or in certain cases, over a shared access network.

(10)	Internet Subscriber is a home or commercial unit or EBU with one or more cable modem connections to our broadband networks, where a customer has requested and is receiving high-speed Internet access services. At September 30, 2006, our Internet Subscribers in Austria included 80,300 residential digital subscriber lines or DSL subscribers of INODE that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.

(11)	Telephone Homes Serviceable are homes that can be connected to our networks, where customers can request and receive voice services. With respect to INODE, we do not report telephone homes serviceable as service is delivered over an unbundled loop rather than our network.

(12)	Telephone Subscriber is a home or commercial unit or EBU connected to our networks, where a customer has requested and is receiving voice services. Telephone subscribers as of September 30, 2006, exclude an aggregate of 110,500 mobile telephone subscribers in the Netherlands. Mobile telephone services generate a significantly lower ARPU than broadband or Voice-over-Internet Protocol or “VoIP” telephone services. Also, our Telephone Subscribers do not include customers that receive services via resale arrangements. At September 30, 2006, our Telephone Subscribers in Austria included 19,700 residential subscribers of INODE.
Additional General Notes to Tables:
Tables exclude systems owned by affiliates that were not consolidated for financial reporting purposes as of September 30, 2006, or that were acquired after September 30, 2006. While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience, and (v) other factors adds complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews. Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.
With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in Ireland and Romania, and another of our subsidiaries provides telephony services as a competitive local exchange carrier. We generally do not count customers of these services as subscribers, customers or RGUs.